Exhibit 11.1

Chemomab Therapeutics Ltd.

Insider Trading and Blackout Policy

Adopted by the Board of Directors on November 14, 2019, as amended on April 3, 2025

POLICY STATEMENT

This document sets forth the policies of Chemomab Therapeutics Ltd. (the “Company”) prohibiting “insider trading” and the procedures to be followed by directors, officers and employees of the Company before engaging in any trading involving securities of the Company (the “Policy”).

Insider trading is prohibited by U.S. federal law and Company policy. Any director, officer or employee of the Company, while having knowledge of material non-public information about the Company, is prohibited from:

A.
trading in securities of the Company or of any other company, while in possession of material non-public information about such other company obtained in connection with employment by or service to the Company;

B.
disclosing this information to anyone else (other than to another director, officer or employee of the Company who has a need to know in order to perform his or her duties on behalf of the Company); or

C.	recommending to anyone else that they trade in any of the Company’s securities (i.e., “tipping”).

For purposes of this Policy, any references to a director, officer or employee of the Company includes a reference to such person’s immediate family members, any other persons who reside with him or her, and any entities with which he or she is affiliated. The prohibitions and restrictions in this Policy apply equally to such family members, persons who reside with the director, officer or employee, and affiliated entities.

I.	Penalties

The criminal and civil penalties for illegal insider trading by any individual are extremely serious. These include:

A.	a prison sentence of up to 20 years and a fine of up to $5 million;

B.	a civil penalty of up to three times the profits made (or losses avoided) by the trading; and

C.	disgorgement (payment to the government) of the profits made (or losses avoided) including profits (or losses avoided) by a “tippee.”

These penalties are cumulative (i.e., can be imposed together) and a “tipper” can be liable for the same penalties as a person that made the trade, even if the tippee made no profit.

Company employees are also subject to removal and/or termination for violating this
Policy.

II.	Definitions

A.	Material Non-Public Information

Information is material if there is a reasonable likelihood that the information, if disclosed, would affect the market price of the security upward or downward or that an investor would want to know or would consider the information important in making a decision to buy or sell the security.

Examples of material information may include, but are not limited to:

•	quarterly earnings or revenue information;
•	results of the Company’s clinical trials and pipeline status;
•	new collaboration or licensing arrangements or other significant business development activities;
•	significant write-downs in assets or increases in reserves;
•	modifications to the cost structure of the Company or a significant product candidate;
•	changes in leverage or liquidity or non-compliance with financing agreements;
•	proposals, plans and arrangements (even if preliminary in nature) concerning a merger, acquisition or divestiture;
•	proposals, plans and arrangements (even if preliminary in nature) concerning any financing, refinancing or securities offering;
•	an important development in the Company’s businesses or prospects,
•	changes in key management; or
•	developments regarding significant litigation or governmental or regulatory investigations (including decisions or settlements in those matters).

Information is non-public if it has not been made widely available to the investing public. Information must be reported in a widely distributed press release, in Securities and Exchange Commission (“SEC”) filings, or in other reports made available to all shareholders in a Regulation FD-compliant method before it is considered public information. In the case of the Company’s earnings releases or any other important announcements of previously non-public information, trading is not permitted until the time the market opens one (1) day following the date the press release or other public disclosure is issued. For purposes of this Policy, the “market” is the Nasdaq Capital Market (“Nasdaq”).

When in doubt about whether information about the Company is material and non- public, any director, officer or employee of the Company should consult with the Chief Financial Officer or his or her designee before making any decision to disclose such information (other than to directors, officers or employees of the Company who need to know it) or to trade in or recommend securities to which the information relates.

B.	Trading

The term “trading” applies to purchases, sales, gifts, pledges or any other transfer or commitment to transfer any stock or other securities of the Company, including the Company’s ordinary shares and American Depositary Receipts. Trading includes, without limitation, the exercise of stock options pursuant to a broker-assisted cashless exercise, selling stock acquired from an option exercise or selling or buying the Company’s securities in street name or within an IRA or other retirement account.

The mere exercise of a stock option for cash (i.e., purchasing and holding the stock) is not considered a trading transaction. This Policy also will not apply to the delivery of shares owned by the option holder to the Company or the withholding of shares otherwise issuable upon exercise of a stock option by the Company, in each case to satisfy the exercise price payable, or the tax withholding requirements arising, upon the exercise of an option. However, as previously noted, sale of stock in connection with a stock option exercise, for example, a broker-assisted cashless exercise of an option or any other sale for the purpose of generating the cash needed to pay the exercise price or tax withholding of an option, or the sale of shares received upon exercise of an option, will be subject to this Policy and is considered trading.

 Gifts are subject to this Policy (except where such gift is for family or estate planning purposes, where securities are gifted to a person or entity subject to this Policy);

III.	Other Restrictions

In addition to trading while in possession of material non-public information, this Policy prohibits all of the following activities:

•	engaging in “short sales” and “selling against the box” (a variation of selling short) with respect to securities of the Company;
•	buying or selling puts, calls or other derivative securities on the Company’s securities;
•	transferring securities including as gifts;
•	trading in securities of the Company on a short-term basis;
•	holding Company securities in a margin account and/or pledging securities; and
•	entering into hedging or similar transactions with respect to Company securities.

Directors, officers and employees of the Company also are prohibited from trading in the securities of companies with whom the Company does business or proposes to do business (e.g., suppliers, customers, competitors, and/or potential acquisition targets) if the person has obtained material non-public information about that company in the course of his or her services to the Company (and is prohibited from disclosing that information other than to another director, officer or employee of the Company who has a clear need to know in order to perform his or her duties on behalf of the Company). For example, trading or giving tips concerning a company that is being considered for acquisition or with which the Company is in acquisition negotiations, or is involved with ongoing business relations, is prohibited by this Policy when the director, officer or employee has non-public information about the potential transaction or the company’s current business.

IV.	Black-out Periods and Blackout Persons

“Blackout Persons” (as defined below) are required to observe the following guidelines whenever contemplating trading in Company securities:

A.
Blackout Persons may not purchase, sell, gift or otherwise transfer Company securities during the period from and including the time the market closes on the twentieth (20th) calendar day of the third month of any calendar quarter until the time the market opens following the release of quarterly financial information (each, a “blackout period”).

B.
Notwithstanding the above, in a period where the trading window would otherwise be closed due to sub-paragraph A above, and absent any other material non-public information, the Company may determine that it is not in possession of material non-public information and may determine that the trading window will remain “open” during all or part of the period otherwise “closed.”

C.	The Chief Financial Officer or his or her designee may, at his/her sole discretion, close the trading window at any time by notification to the Company.

D.
The Chief Financial Officer, or his or her designee, may define other black-out periods than those automatically created by sub-paragraph A above and, if this is done, so communicate it to the Company and directors.

E.	The following persons are considered “Blackout Persons” for purposes of this Policy:

•	Directors;
•	Officers of the Company who are required to file reports under Section 16 of the Securities Exchange Act of 1934, as amended (the “Exchange Act”);
•	All members of the legal and financial departments with access to financial reports or forecasts prior to their public release;
•	All accounting personnel;
•	All investor relations and corporate communications personnel;
•	Any other persons designated by either (i) the Board, (ii) the Chief Financial Officer, or (iii) the Corporate Secretary; and
•	Any such person’s immediate family members, other persons who reside with him or her, and entities with which he or she is affiliated.

V.	Pre-Clearance Procedures for Certain Persons

In addition to complying with the prohibition on trading during black-out periods, the following individuals (“Pre-Clearance Persons”) must consult the Chief Financial Officer or his/her designee in writing before actually trading at any time in any of the Company’s securities (even when the window is “open”):

•	Directors;
•	Officers of the Company who are required to file reports under Section 16 of the Exchange Act;

•	Any other person designated by either (i) the Board, (ii) the Chief Financial Officer, or (iii) the Corporate Secretary; and
•	Any such person’s immediate family members, other persons who reside with him or her and entities with which he or she is affiliated.

The Chief Financial Officer or his or her designee will be able to provide advice based on the specific fact situation and is/are authorized to approve exceptions to guidelines A and B above under “Black-out Periods,” if in his/her judgment it is clear that no law or regulation would be violated by the proposed requested trading given the particular facts.

VI.	Pre-Planned Trading for Blackout and Pre-Clearance Persons

The SEC has promulgated Rule 10b5-1 pursuant to the Exchange Act which provides an affirmative defense to persons making a purchase or sale who demonstrate that a purchase or sale was completed pursuant to a binding contract, instruction or written trading plan that meets certain requirements and that was entered into at a time during which the person is not aware of material non-public information about the Company (a “Rule 10b5-1 Plan”). Blackout Persons and Pre-Clearance Persons will not be subject to the black-out periods and, if applicable, pre- clearance procedures set forth above for trades that are executed pursuant to a valid Rule 10b5-1 Plan that was adopted outside of a blackout period (and when the person was not otherwise in possession of material non-public information about the Company) and was pre-cleared by the Company’s Chief Financial Officer.

Such Rule 10b5-1 Plans must:

•	have been submitted to and pre-approved by the Chief Financial Officer and/or his or her designee;

•	include a “Cooling Off Period” for

o
directors and officers that extends to the later of 90 days after adoption or modification of a Rule 10b5-1 trading plan or two (2) business days after filing the Form 20-F or Form 6-K (or the US domestic filing equivalent thereof, if applicable) with financial results covering the fiscal quarter in which the Rule 10b5-1 trading plan was adopted, up to a maximum of 120 days; and

o	employees and any other persons, other than the Company, that extends 30 days after adoption or modification of such Rule 10b5-1 Plan;

•
for directors and officers, include a representation that the director or officer is (1) not aware of any material nonpublic information about the Company or its securities; and (2) adopting the Rule 10b5-1 Plan in good faith and not as part of a plan or scheme to evade SEC Rule 10b-5;

•
have been entered into in good faith at a time when the individual was not in possession of material nonpublic information about the Company and a blackout period was not otherwise in effect, and such individual has acted in good faith with respect to the Rule 10b5-1 Plan;

•
either (1) specify the amounts, prices, and dates of all transactions under the Rule 10b5-1 Plan; or (2) provide a written formula, algorithm, or computer program for determining the amount, price, and date of the transactions, and (3) prohibit the individual from exercising any subsequent influence over the transactions; and

•	comply with all other applicable requirements of Rule 10b5-1.

The Chief Financial Officer may impose such other conditions on the implementation and operation of the Rule 10b5-1 Plan as he or she deems necessary or advisable. Individuals may not adopt more than one Rule 10b5-1 Plan at a time except under the limited circumstances permitted by Rule 10b5-1 and subject to pre-approval by the Chief Financial Officer.

Although non-discretionary Rule 10b5-1 Plans are preferred, discretionary Rule 10b5-1 Plans, where the discretion or control over trading is transferred to a broker, are permitted if pre-approved by the Chief Financial Officer or his or her designee(s).

The actual transactions effected pursuant to a pre-approved Rule 10b5-1 Plan will not be subject to further pre-clearance for transactions in the Company’s shares once the Rule 10b5-1 Plan or other arrangement has been pre-approved.

You may only adopt more than one Rule 10b5-1 Plan at a time if the adoption of an additional Rule 10b5-1 Plan is under the limited circumstances permitted by Rule 10b5-1. You may only amend a Rule 10b5-1 Plan outside of quarterly trading blackout periods when you do not possess material nonpublic information. Any amendment of a Rule 10b5-1 Plan must be preapproved by the Chief Financial Officer at least 30 days before you trade under an amended Rule 10b5-1 Plan with directors and senior management subject to a longer “cooling-off period” as required by Rule 10b5-1 for certain amendments (i.e. those that change the amount, price, or timing of purchases or sales). However, previously scheduled trades under the Rule 10b5-1 Plan before its amendment may continue until the amended Rule 10b5-1 Plan takes effect.

The Company reserves the right to publicly announce, or respond to inquiries from the media regarding, the implementation of Rule 10b5-1 Plans or the execution of transactions made under a Rule 10b5-1 Plan. The Company also reserves the right, from time to time, to suspend, discontinue, or otherwise prohibit transactions under a Rule 10b5-1 Plan if the Chief Financial Officer or the Board of Directors, in its discretion, determines that such suspension, discontinuation, or other prohibition is in the best interests of the Company. Transactions prohibited under Section V of this Policy, including short sales and hedging transactions, may not be carried out through a Rule 10b5-1 Plan.

Compliance of a Rule 10b5-1 Plan with the terms of Rule 10b5-1 and the execution of transactions pursuant to the Rule 10b5-1 Plan are the sole responsibility of the person initiating the Rule 10b5-1 Plan, and none of the Company, the Chief Financial Officer, or the Company’s other employees assume any liability for any delay in reviewing and/or refusing a Rule 10b5-1 Plan submitted for approval nor the legality or consequences relating to a person entering into or trading under a Rule 10b5-1 Plan.

The transactions prohibited under this Policy, including among others short sales and hedging transactions, may not be carried out through a Rule 10b5-1 Plan or other arrangement or trading instruction involving the potential sale and/or purchase of the Company’s securities.

FURTHER INFORMATION ABOUT INSIDER TRADING AND BLACKOUT POLICY

The Company will post this Policy on its website at www.chemomab.com and update it as necessary to ensure that Company employees and directors are informed about this Policy.

APPENDIX A

CHEMOMAB THERAPEUTICS LTD.
INSIDER TRADING GUIDELINES

Pre-Clearance Procedure

•
All “Pre-Clearance Persons,” as defined in Section V of the Company’s Insider Trading and Blackout Policy (the “Policy”), must request written approval from the Chief Financial Officer or his/her designee before trading at any time in any of the Company’s securities or exercising options or warrants, including during a period not deemed a “Blackout Period,” as defined in Section IV of the Policy.

•
The Chief Financial Officer or his/her designee shall provide advice based on the specific fact situation and is authorized to approve exceptions to the Blackout Period, if it is clear that no law or regulation would be violated by the proposed trade given the particular facts.

•
The Chief Financial Officer or his/her designee shall record the date each request is received and the date and time each request is approved or disapproved. Unless revoked, a grant of permission will normally remain valid until the close of trading two business days following the day on which it was granted. If the transaction does not occur during the two-day period, pre-clearance of the transaction must be re-requested.

•
Pre-clearance is not required for purchases and sales of securities under a pre-existing written plan, contract, instruction or arrangement under Rule 10b5-1 under the Securities Exchange Act of 1934 (“Approved 10b5-1 Plan”). With respect to any purchase or sale under such an Approved10b5-1 Plan, the third party effecting transactions on behalf of the Pre-Clearance Person should be instructed to send duplicate confirmations of all such transactions to the Chief Financial Officer.

Pre-Clearance Factors for Consideration

When reviewing a proposed trade, the Chief Financial Officer or his/her designee should consult the Policy and consider, among other things, the following factors before granting approval.

1.	Is a blackout period in effect?

a.	All “Blackout Persons,” as defined in Section IV(E) of the Policy, are prohibited from trading in the Company’s equity securities during a Blackout Period.

2.	Is the trade a prohibited transaction?

a.
Pre-Clearance Persons, including any such person’s immediate family members, other persons who reside with him or her and entities with which he or she is affiliated, are prohibited from engaging in the following transactions in the Company’s securities unless advance approval is obtained from the Chief Financial Officer or his/her designee:

i.	Short-Term Trading: Pre-Clearance Persons who purchase Company securities may not sell any Company securities of the same class for at least six months after the purchase;

ii.	Short Sales: Pre-Clearance Persons may not sell the Company's securities short;

iii.	Options Trading: Pre-Clearance Persons may not buy or sell puts, calls or other derivative securities on the Company’s securities;

iv.	Trading on Margin or Pledging: Pre-Clearance Persons may not hold Company securities in a margin account or pledge Company securities as collateral for a loan; and

v.	Hedging: Pre-Clearance Persons may not enter into hedging or monetization transactions or similar arrangements with respect to Company securities.

3.	Does the trade qualify for an exception to the Policy?

a.	The only exceptions to the Policy are set forth below. Please note that the following are not exceptions from applicable pre-clearance requirements.

i.
Stock Option Exercises: The Policy does not apply to the exercise of an employee stock option, or to the exercise of a tax withholding right pursuant to which an employee elects to have the Company withhold shares subject to an option to satisfy tax withholding requirements. The Policy does apply, however, to any sale of stock acquired upon such exercise, including as part of a broker- assisted cashless exercise of an option or any other market sale for the purpose of generating the cash needed to pay the exercise price of an option;

ii.
Employee Stock Purchase Plan: The Policy does not apply to purchases of Company stock in any employee stock purchase plan resulting from periodic contribution of money to the plan pursuant to an election made at the time of enrollment in the plan. The Policy also does not apply to purchases of Company stock resulting from lump-sum contributions to any such plan, provided that an employee elected to participate by lump-sum payment at the beginning of the applicable enrollment period. The Policy does apply to an election to participate in any plan for any enrollment period, and to sales of Company stock purchased pursuant to the plan;

iii.
Blind Trust Transactions: The Policy does not apply to any transaction executed by a trustee of a blind trust established for the benefit of one or more persons subject to the Policy; provided that (a) the trustee is not a person subject to the Policy, (b) on the date such Company securities are deposited into the blind trust, the beneficiaries who are subject to the Policy are not in possession of Material Nonpublic Information and are in compliance with the Policy in all respects, (c) the written agreements setting forth the terms of the blind trust are approved by the Chief Financial Officer or his/her designee prior to the deposit of any Company securities into the blind trust and (d) the Pre-Clearance Person does not, at any time, provide Material Nonpublic Information to the trustee. For purposes of this exemption, a “blind trust” is a trust in which the beneficiaries have no control over any transaction executed by the third- party trustee; provided that the trust documentation may contain guidelines to be followed by the trustee in connection with the disposition of Company securities; and

iv.	Approved Transactions: The Policy does not apply to any transaction specifically approved in writing in advance by the Chief Financial Officer or his/her designee.

v.	Rule 10b5-1 trading Plan: The Policy does not apply to any transaction conducted pursuant to a Rule 10b5-1 trading plan that complies with the requirements outlined above.

vi.	Gifts: gift transactions for family or estate planning purposes, where securities are gifted to a person or entity subject to this policy